Exhibit 1.A(8)(f)

                        ADMINISTRATION SERVICES AGREEMENT
                                     between
                    Security Life of Denver Insurance Company
                                       and
                        Southland Life Insurance Company


This Agreement is made effective as of the __ day of _____________ 1999, by and between Security Life of Denver Insurance Company ("SLD"), of 1290 Broadway, Denver, Colorado, 80203-5699 and Southland Life Insurance Company ("SLIC"), of 5780 Powers Ferry Road, NW, Atlanta, GA 30327-4390.

WHEREAS, SLIC is a licensed insurance company and issuer of variable life insurance ("Contracts"),

AND WHEREAS, ING America Equities, Inc. ("INGAE"), is a wholly-owned subsidiary of SLD and is a registered broker-dealer and the principal underwriter and distributor of variable life contracts for SLIC,

AND, WHEREAS SLD shall provide data processing and other administrative services to SLIC pursuant to the terms and conditions of this Agreement and such other terms and conditions as the parties may agree upon in written amendments to this Agreement,

Now, therefore, in consideration of the mutual covenants herein contained, the parties agree as follows:

SECTION 1            TERMS OF APPOINTMENT

            1.1 Subject to the conditions set forth in this Agreement, SLIC hereby appoints SLD as its Administrative Services Agent.

            1.2 SLD agrees to provide at its own expense the necessary facilities, equipment, software and personnel to perform its duties and obligations hereunder in accordance with accepted industry practice, and in full compliance with the rules and regulations of state insurance departments, and all other regulatory bodies with jurisdiction over SLD, INGAE or SLIC.

            1.3 SLD agrees that it will perform, at the direction of SLIC, those Administrative Services as set forth in Exhibit B attached hereto and incorporated herein by reference, which may be amended by mutual agreement from time to time. SLD shall have only the authority necessary or incident to the performance of those services expressly set forth in this

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                     Agreement or in Exhibit B and shall have no other express
                     or implied authority or right to act on behalf of SLIC or to bind SLIC with regard to any statement, representation or undertaking. SLIC shall, by separate document, designate specified individuals at SLD who shall have signing authority on behalf of SLIC to perform necessary and standard business functions. SLD shall not alter, amend or waive any contractual provision on behalf of SLIC without SLIC's express written authorization. SLD shall be limited to act only in the capacity in which it is licensed.


SECTION 2            TERM

            2.1 Unless terminated as hereinafter provided, this Agreement shall remain in full force and effect for a period of five (5) years, the initial term of the Agreement. This Agreement shall be renewed automatically for additional successive terms of eighteen (18) months at the end of the initial term and the end of each renewal term, subject to the provisions of Section 9.2, unless terminated.


SECTION 3            FEES AND EXPENSES

            3.1 SLIC shall pay to SLD such fees and charges as are set forth in Exhibit A attached hereto and incorporated herein by reference.

            3.2 SLIC shall reimburse SLD for such reasonable out-of-pocket expenses as are set forth in Exhibit A, as may be incurred by SLD in the performance of this Agreement.

            3.3 SLD may impose a late payment charge of 1.5% per month on undisputed balances of fees, charges or expenses outstanding for more than 45 days.


SECTION 4            REPRESENTATIONS AND WARRANTIES OF SLD

            SLD represents and warrants to SLIC as follows:

            4.1 It is a corporation duly organized and in good standing under the laws of the State of Colorado.

            4.2 It is empowered under all applicable laws to enter into and perform the services contemplated in this Agreement.


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            4.3      All requisite corporate proceedings have been taken to
                     authorize it to enter into and perform the services contemplated in the Agreement.

            4.4 It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

            4.5 It has and will maintain a minimum capital and surplus of at least Fifty Thousand Dollars ($50,000.00) during the term of this Agreement. SLD will provide to SLIC no later than 30 days after execution of this Agreement, and thereafter upon request, a copy of its most recent audited financial statement.

            4.6 It has in place a plan and will be Year 2000 compliant in systems and operations prior to December 31, 1999.


SECTION 5            REPRESENTATIONS AND WARRANTIES OF SLIC

            SLIC represents and warrants to SLD as follows:

            5.1 It is a corporation duly organized and in good standing under the laws of the State of Texas.

            5.2 It is empowered under the applicable laws to enter into and perform this Agreement.

            5.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

            5.4 No policy or other form will be provided by SLIC to be administered by SLD unless it has been duly filed as necessary and approved by all applicable state insurance departments and other regulatory bodies with jurisdiction over SLIC, and is in compliance with all federal and state laws and regulations.


SECTION 6            COVENANTS OF SLD

            6.1 SLD shall maintain secure facilities and procedures for the safekeeping of check forms and facsimile signature imprinting devices, and all other documents, reports, records, books, files, and other materials relative to this Agreement.

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            6.2      It is expressly understood and agreed that all documents,
                     reports, records, books, files and other materials relative to this Agreement shall be the sole property of SLIC and INGAE and that such property shall be held by SLD, only as agent.

            6.3 SLD shall maintain back-up computer files, as necessary. The purpose of back-up and recovery is to permit file recovery in the event of destruction of normal processing files. SLIC may review the procedures in effect and inspect the storage facility upon demand. A copy of SLD's current procedures is attached hereto and incorporated by reference as Exhibit D.

            6.4 All charges or premiums received by SLD on behalf of SLIC shall be promptly remitted to the person entitled to it or deposited in a fiduciary account. Any payments received by SLD for insurance on behalf of SLIC shall be deemed received by SLIC, shall be held in a separate SLIC trust account and shall be administered as set out in Exhibit B. Premium bills shall direct premium payors to send premiums to a lock box as stated in Exhibit B.

            6.5 No advertising or sales literature shall be utilized by SLD in connection with the Contracts unless it has been approved in writing by SLIC and INGAE prior to such use.

            6.6 Except as specifically provided to the contrary in this Agreement, SLD shall be responsible for providing all technical and operational support, office space, equipment, and paying all costs and expenses associated with its provision of administration services to SLIC hereunder, including, but not limited to, all rents, salaries and other overhead expenditures.

            6.7 If SLD receives any notice from any source (including, but not limited to, the policy owner or any regulatory agency) of a lawsuit or other legal or administrative complaint or proceeding being brought against SLIC or involving the business administered for SLIC by SLD, or the threat of any such lawsuit, hearing or proceeding, SLD shall immediately notify SLIC and send a copy of all documents, correspondence and other relevant material to which SLD reasonably has access to SLIC. Further, SLD agrees to cooperate fully with SLIC in connection with any suit, hearing or proceeding and shall provide SLIC with all books, records, documents and data requested by SLIC in connection therewith; provided, however, SLD shall be entitled to review such requests with its counsel prior to furnishing SLIC with such materials so long as such review is done in a timely manner.


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            6.8      SLD will conduct its business and perform its obligations
                     in accordance with all applicable federal and state laws, rules and regulations and in a manner which will not put SLIC's or INGAE's registrations and licenses in any jeopardy of revocation or suspension or cause SLIC or any of its affiliates to sustain any disciplinary action of any nature.

            6.9 SLD acknowledges, covenants and agrees that all books and records maintained by SLD in connection with the Contracts shall be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 of the Securities Exchange Act of 1934 (the "1934 Act"), to the extent that such requirements are applicable to the Contracts; that all such books and records are maintained and held by SLD on behalf of SLIC and INGAE, whose property they are and shall remain. SLD further acknowledges and agrees that all such books and records are subject to inspection by the Securities and Exchange Commission ("SEC") in accordance with Section 17(a) of the 1934 Act, and undertakes to permit examination of such books and records at any time and from time to time during business hours by representatives or designees of the SEC or National Association of Securities Dealers, Inc., and to provide true, correct, complete and current copies of any or all or any part of such books and records.

            6.10 SLD acknowledges, covenants and agrees that it shall issue payments, including commission payments to retail broker-dealers, on behalf of and on the account(s) of SLIC, as a purely ministerial service for and on behalf of INGAE, and that the records in respect of such payments shall be properly reflected by SLD on the books and records maintained by it for SLIC and INGAE.

            6.11 SLD acknowledges, covenants and agrees that it will send a confirmation for each transaction which constitutes the sale or redemption of a security to or by the contract owner as required by applicable law, regulation or rule in such form as required by applicable law, regulation or rule as approved and agreed to by SLIC and INGAE.

            6.12 SLD shall provide SLIC with full and free access as reasonably requested, during ordinary business hours, to all documents, records, reports, books, files and other materials relative to this Agreement which are maintained by SLD for SLIC.

            6.13 SLD shall furnish to SLIC any information or reports in connection with its services to SLIC, which any state Commissioner of Insurance may request in order to ascertain whether the variable life insurance operations

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                     of SLIC are being conducted in a manner consistent
                     with applicable state law, regulations and rules.

            6.14 SLD shall provide a written notice approved by SLIC, to insured persons who are residents of the State of Tennessee, advising them of the identity of and relationship among SLD, SLIC, and the person. If SLD collects funds directly and in its name on behalf of residents of the State of Tennessee, it will identify and state separately in writing to the persons paying to SLD any charges or premiums for insurance coverage the amount of any such charges or premiums specified by SLIC's insurance coverage.


SECTION 7            COVENANTS OF SLIC

            7.1 SLIC shall, on a reasonably prompt basis, provide SLD with current forms of contracts, prospectuses, applications, service forms, and names and states of licenses of all insurance and/or broker-dealer agents and representatives authorized to sell the Contracts.

            7.2 All contracts subject to the services performed under this Agreement are issued by SLIC.

            7.3 SLIC shall immediately provide SLD with written notice of any change of authority of persons authorized and enumerated in Exhibit C attached hereto and incorporated herein by reference to provide SLD with instructions or directions relating to services to be performed by SLD under this Agreement.


SECTION 8            INDEMNIFICATION

            8.1 SLD shall not be responsible for and SLIC shall indemnify and hold SLD harmless from and against, any and all costs, expenses, losses, and damages, charges, including reasonable attorney's fees, payments and liability, which may be asserted against SLD or for which it may be held to be liable, arising out of or attributable to:

                     a. SLIC's failure to comply with the terms of this Agreement, or to act in a reasonable or customary manner in connection with this Agreement, or which arise out of SLIC's negligence or misconduct or the breach of any representation or warranty of SLIC hereunder;


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                     b.  Reliance on or use by SLD of such information and
                         materials provided by or at the direction of SLIC and instructions or directions given by the authorized individuals described in Exhibit C for purposes of providing services under this Agreement;

                     c. Any failure by SLIC to comply with federal, state or local laws or regulations with respect to the offering and/or sale of any insurance products or securities; or

                     d. Any matters associated with SLIC or its Contracts or the sale of such Contracts which are unrelated to the services provided by SLD.

            8.2 SLD shall be responsible for and shall indemnify and hold SLIC harmless from and against any and all losses, damages, costs, charges, reasonable attorney's fees, payments, expenses and liability which may be asserted against SLIC, or for which it may be held liable arising out of or attributable to SLD's failure to comply with or perform under the terms of this Agreement, SLD's failure to act in a reasonable manner in connection with this Agreement, any failure by SLD to comply with federal, state or local regulations with respect to the books and records maintained by SLD, or which arise out of SLD's negligence or misconduct or which arise out of the breach of any representation or warranty of SLD hereunder.

            8.3 As needed, SLD may apply to a person indicated on SLIC's "Schedule of Authorized Personnel" set forth in Exhibit C as a person authorized to give instructions under this
                     Section 8 with respect to any matter arising in connection with this Agreement. SLD shall not be liable for any action taken or omitted by SLD in good faith and in the exercise of due care and diligence in reliance upon such instructions.

            8.4 In the event malfunction of any SLD system causes an error or mistake in any record, report, data, information or output under the terms of this Agreement, SLD shall at its expense correct and reprocess such records.

            8.5 If either party believes it is entitled to indemnification hereunder, it shall, within five business (5) days of the commencement of any action or threat of any action, give written notice to the other party of any claim for which it believes it is entitled to indemnification; provided, however, that the failure to provide timely notice shall not relieve the indemnifying party of any liability which it may have to the other party as long as such notice is not unreasonably withheld.


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            8.6      Subject to the provisions of this Section 8.6, the parties shall cooperate with each other concerning any defense and give each other all information and assistance which either may reasonably request in defending any matter hereunder. Each party shall exchange information subject to the protection of the attorney-client, work product and other applicable privileges. Any information derived therefrom shall be used solely for purposes of developing joint positions and strategies concerning issues that may ultimately be resolved through arbitration or litigation. No party shall disclose any information obtained from the other party to any third party in any negotiations, discussions or exchange of information, without the written consent of the other party. In addition, no party shall disclose any information in any threatened or pending legislative, administrative or judicial proceeding, whether civil or criminal, unless ordered to do so by a court of competent jurisdiction. Furthermore, any materials shared by either party shall be returned upon request and no copies shall be retained. The parties hereto agree that the exchange of any information and materials will be protected from disclosure by the attorney-client, work product or other applicable privileges and is not intended to waive any applicable privilege or protection. Neither party shall have the authority to waive any applicable privilege or doctrine on behalf of the other party; nor shall any waiver of an applicable privilege or doctrine by the conduct of either party be construed to apply to the other party.

            8.7 The provisions of this Section 8 shall not be deemed to be a limitation upon a party's right to injunction, specific performance or any other legal or equitable remedy to which either party may be entitled by virtue of this Agreement or to prevent any breach or threatened breach of this Agreement.

            8.8 IN NO EVENT AND UNDER NO CIRCUMSTANCES, SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTIES UNDER ANY PROVISION OF THIS AGREEMENT FOR LOST PROFITS OR FOR EXEMPLARY, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES.

            8.9 The provisions of this Section 8 shall survive termination of this Agreement.


SECTION 9            TERMINATION OF AGREEMENT

            9.1 Either party may terminate this Agreement during the initial term or any renewal term by providing at least 180 days prior written notice to the other.

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            9.2      This Agreement may be terminated at any time upon the
                     mutual written consent of the parties hereto.

            9.3 This Agreement may be terminated upon written notice of one party to the other in the event of bankruptcy or insolvency of such party to which notice is given.

            9.4 This Agreement shall automatically be terminated in the event of its assignment, unless such assignment is made to an affiliate of the assigning party, subject to the provisions of Section 10.1.

            9.5 At least 30 days prior to the end of the initial or any renewal term hereof, SLD shall give SLIC written notice if SLD desires to increase its fees or charges to SLIC or to change the manner of payment specified in Exhibit A. If SLD and SLIC do not agree to fees and charges before the end of the term during which such notice is given by SLD, this Agreement shall terminate at the end of such term.

            9.6 Additionally, this Agreement shall terminate at SLIC's option because of:

                     a) fraud, misrepresentation, conversion or unlawful withholding of funds by SLD; or

                     b) the dissolution or disqualification of SLD to do business under any applicable federal, state or local laws or regulations; or

                     c) the suspension or revocation of any material license or permit held by SLD by the appropriate governmental agency or authority; or

                     d) the sale (without the prior written consent of SLIC, which consent shall not be unreasonably withheld) of SLD's business to an unaffiliated person or entity, whether by merger, consolidation, or sale of substantially all of SLD's assets or stock or otherwise, during the term of, and any extension to, this Agreement.

            9.7 This Agreement shall terminate at SLD's option because of fraud, misrepresentation, conversion, or withholding of funds belonging to SLD by SLIC.

            9.8 If either of the parties hereto shall breach this Agreement or be in default in the performance of any of its duties and obligations hereunder ("the defaulting party"), the other party hereto may give written notice thereof to the defaulting party and if such default or breach shall not have been

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                     remedied within ninety (90) days after such written notice is given, then the party giving such written notice may terminate this Agreement by giving ninety (90) days written notice of such termination to the defaulting party.

            9.9 Termination of this Agreement by default or breach by SLIC shall not constitute a waiver of any rights of SLD in reference to services performed prior to such termination of rights of SLD to be reimbursed for out-of-pocket expenditures and to collect fees; termination of this Agreement by default or breach by SLD shall not constitute a waiver by SLIC of any other rights it might have under this Agreement.

            9.10 During the period between the date of any notice of intention to terminate given pursuant to this Section 9 and the date of actual termination of the Agreement, each party shall continue to perform its obligations under this Agreement.

            9.11 During any transition period, SLD agrees to cooperate with SLIC to effectuate an orderly transfer of all policy records and materials to SLIC or its designee. For services performed during the transition period, SLD shall be compensated for its services pursuant to Exhibit A of this Agreement.

            9.12 The parties agree that following termination of this Agreement, for a period reasonable to effect an orderly transition, they will continue to perform each and every obligation hereunder.


SECTION 10           ASSIGNMENT

            10.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other.

            10.2 This Agreement shall inure to the benefit of and be binding upon the parties hereto, INGAE, and their respective successors and assigns, provided that any assignment is performed in accordance with Section 10.1 above.


SECTION 11           CONFIDENTIALITY

            11.1 The parties hereto agree that all tapes, books, reference manuals, instructions, records, information and data pertaining to the business of the

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                     other party, SLD's systems, and the policyowners serviced
                     by SLD hereunder, which are exchanged or received pursuant to the negotiation of and/or the carrying out of this Agreement, shall remain confidential and shall not be voluntarily disclosed to any other person, except to the extent disclosure thereof may be required by law. All such tapes, books, reference manuals, instructions, records, information and data in the possession of each of the parties hereto shall be returned to the party from whom it was obtained upon the termination or expiration of this Agreement.

            11.2 SLD shall maintain the confidentiality of all trade secrets and other confidential information obtained from SLIC and its affiliates, (collectively "SLIC" for purposes of this Section 11). SLD will use all reasonable precautions and take all necessary steps to prevent any information provided to SLD hereunder from being acquired by any unauthorized persons. SLD acknowledges that such information has been disclosed by SLIC only to enable SLD to provide the services hereunder and that disclosure thereof would be damaging to SLIC if such information were obtained by any competitor of SLIC.

            11.3 SLIC shall maintain the confidentiality of all trade secrets and other confidential information obtained from SLD. SLIC will use all reasonable precautions and take all necessary steps to prevent any information obtained by SLIC provided to it hereunder from being acquired by any unauthorized persons. SLIC acknowledges that such information has been disclosed by SLD only to enable SLD to provide the services hereunder and that disclosure thereof would be damaging to SLD if such information were obtained by any competitor of SLD.


SECTION 12           INSURANCE

            12.1 Errors and Omissions Insurance. SLD, as a member of the ING Group, is currently self-insured for errors and omissions coverage. Such coverage is for amounts up to and in excess of One Million Dollars ($1,000,000.00) per claim.

            12.2 Survival. If this Agreement terminates for any reason, SLD shall use its best efforts to keep the insurance required by this Section 12 in force for three (3) years following termination. SLD shall give SLIC at least thirty (30) days prior written notice of any change or cancellation of such insurance.


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SECTION 13           ARBITRATION

            13.1 Any dispute which arises between the parties with respect to any of the terms of this Agreement, whether such dispute arises during the term of the Agreement or after termination, shall be resolved through binding arbitration. Arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association ("AAA"). Each party agrees to waive its right, if any, to a jury trial. Each party shall bear its own cost in the arbitration proceedings. The judgment of the AAA may be entered in and enforced by any court of competent jurisdiction. The judgment of the AAA shall be final and binding and there shall be no appeal therefrom. This arbitration provision shall survive the termination or cancellation of this Agreement.


SECTION 14           MISCELLANEOUS

            14.1 SLIC and its duly authorized independent auditors have the right under this Agreement to perform on-site audits of records and accounts directly pertaining to the Contracts serviced by SLD at SLD's facilities in accordance with reasonable procedures and at mutually agreeable dates and times, but at least once annually. At the request of SLIC, SLD will make available to SLIC's auditors and representatives of regulatory agencies all reasonably requested records and data.

            14.2 This Agreement constitutes the entire agreement between the parties hereto and may not be modified except by written instrument executed by both parties hereto. If any section herein contained shall be found to be unenforceable as contrary to the current law, that section shall be severed and the remaining sections of this Agreement shall continue to be enforceable.

            14.3 Neither party shall be liable for damages due to delay or failure to perform any obligation under this Agreement if such delay or failure results directly or indirectly from circumstances beyond the control and without the fault or negligence of such party.

            14.4 It is understood and agreed that all services performed hereunder by SLD shall be as an independent contractor and not as an employee of SLIC.

            14.5 This Agreement shall be governed by the laws of the State of Texas.


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            14.6     Notices under this Agreement to either party must be in
                     writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt),
                     (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the location identified in the preamble to this Agreement,
                     Attn: Office of the General Counsel, or to such other address as supplied in writing by either party.























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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate, in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.


Security Life of Denver Insurance Company


By:    /s/ James L. Livingston, Jr.
    --------------------------------
Name:   James L. Livingston, Jr.
       -----------------------------
Title:  Executive Vice President
       -----------------------------



Southland Life Insurance Company


By:    /s/ Gary W. Waggoner
    --------------------------------
Name:   Gary W. Waggoner
       -----------------------------
Title:  Chief Legal Officer
       -----------------------------




















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                                       14

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                                    EXHIBIT A

                                  FEE SCHEDULE



Contracts:

Variable Life Insurance products of Southland Life Insurance Company ("SLIC").

Fees:

A.

                                        2000
                                        Plan                 Denver
                                      Exposure               Factor

 PREMIUM SOLD (IN MILLIONS)
 General Agency                               42.1            20.94%
 Low Load                                     21.5             2.81%
 BOLI (large case)                              -              3.12%
                                      ------------
 Total                                        63.6

 FACE AMOUNT SOLD (IN 000'S)
 Non GI/SI Face Sold                         3,876        $   1.11
 Survivor Face Sold                             68        $   1.41
 Total

 POLICIES SOLD
 Single Life                                12,021        $ 141.11
 BOLI (large case)                               -        $  74.27
 Survivor Life                                 452        $ 980.36
                                      ------------
 Total                                      12,472

 AVERAGE POLICIES INFORCE
 UL & trad                                 104,244 $          -
 Term                                       14,588 $          -
 VUL                                         7,641 $       118.83
 Paid up                                    23,602 $          -
                                      ------------
 Total                                     150,075

 % OF ANNUITY CV                        28,800,000           0.07%



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B.       Out-of-Pocket Expenses:

         In addition to the fees set forth above, SLD will bill out-of-pocket expenses as they are incurred. Out-of-pocket expenses are expenditures for the items such as those listed below and any other items agreed to by the parties:

         1. Costs of telephone lines installed for network communications between SLD and SLIC, including CRT's and related computer equipment. Costs of telecommunication lines and equipment installed to provide primary and back-up support for on-line access to the administrative system, including transmission capabilities between SLD and SLIC.

         2. Cost of printing blank stock and the cost of set-up and printing (including per impression costs) confirmation statements, contract file folders, checks, tax reporting forms, contract pages, specification pages, envelopes, proxy or voting instruction cards, periodic policyowner statements, separate account statements, individual and list bills, and any other required formats or reports. Cost of labor for folding, inserting and mailing functions.

         3. Cost of microfilm and microfiche supplies and the cost of transferring all necessary information to microfilm, microfiche or such other document imaging and record system as may be used.

         4. Costs involved with on- or off-site storage for SLIC records, documents, correspondence and other items.

         5. Custom programming (including additional upgrades or improvements or customization required by SLIC) and new product implementation at actual costs per hour. Custom programming needs are to be submitted in writing to SLD.

         6. Normal and reasonable travel, meal and lodging expenses incurred during SLD's performance of its duties and obligations under this Agreement, if any.


                                                                (April 12, 2000)
                                       16

                                    EXHIBIT B

                                OPERATIONAL PLAN

A.       Systems

         1. Produce the Contract data page, standard Contract pages, state variation pages.

         2. Calculate and process periodic charges as specified in product prospectuses.

         3. Calculate and process applicable valuations as specified by product prospectus(es).

         4.   Calculate and process withdrawals (partial, full) as specified.

         5.   Calculate and process payout amounts.

         6. Calculate and process periodic transactions, including dollar cost averaging, and automatic rebalance transfers, as specified in the appropriate product prospectus.

         7. Produce reporting including confirmations, client statements, daily transactions, notification of upcoming maturities, lapse notification, billing notices, and COLI reporting; and reports on activities such as trades, lapses, terminations, loans, and agent licensing.

         8. Produce required extract files or reports including accounting, tax reporting, production, electronic funds transfer, check writing, reinsurance, valuation, inforce illustration, client alpha index, proxy solicitation.

         9. Produce reports required to transact daily business with the mutual funds underlying the Contracts and for periodic reconciliations.

         10. Accept import of unit values (accumulation) from prior administrative system.

         11. Accommodate other product features described in prospectus as may be updated from time to time.

         12. Maintain current information and procedures on the administrative system for state approvals by product, by company. SLIC will do the actual product filings; and information regarding approvals will be provided to SLD.

         13. SLIC will provide access to agent licensing information and actual agent appointments to SLD.

                                                                (April 12, 2000)
                                        1

         14.  Accommodate SLIC and regulatory audit requirements.

         15. Maintain client account history as required to process transactions and administer contract provisions.

         16. Systems will automatically interface with SLIC and SLD systems. A scheduled time for data transmission will be determined and daily user involvement will not be required.

         17.  Provide information necessary for proxy preparation and mailings.

         18. Provide interfaces, reporting requirements and special requests from SLIC for outside broker-dealers, to include:
              a.   Lipper
              b.   Morningstar

         19.  Provide electronic funds transfer capabilities
              a.   Draw from accounts for premium payments
              b.   Deposit disbursements to accounts.

B.       Contract Maintenance

         1. Reviews change requests, applies criteria developed by SLIC. Verifies license status of broker-dealers and agents based on information supplied by SLIC.

         2. Prepares a new Contract data page, issues Contract, and mails to Contract owners or agents. Policy page production to be automated as agreed upon by SLD and SLIC.

         3. Establishes and maintains insured and owner records, as applicable, on computer and manual systems.

         4. Notifies broker-dealers and agents of any error or missing data needed to process changes to insured or owner records.

         5.   Produces and mails required confirmation statements.

         6.   Deposits monies received into depository account.

         7. For policies being exchanged from another company, SLD will request the funds from the other insurance company using forms supplied by SLIC. SLIC will establish signing authority for SLD personnel.

C.       Collection procedures (in-force contracts)

                                                                (April 12, 2000)
                                        2

         1. Receives from lockbox the remittance information in accordance with processing requirements.

         2.   Processes payments received to customer accounts.

         3.   Prepares and mails required confirmation of transactions.

         4. Deposits cash received directly by SLD under the policies into a designated bank account.

         5. Transmits daily accounting and bank transfer authorization summaries prepared for each valuation period.

         6.   Prepares and mails refunds as appropriate (declines, free look).

D.       Banking

         1. Photocopies checks received directly by SLD and assigns them a control number. Balances, edits, endorses and prepares daily deposit. Reconciles bank lockbox deposits to applications received.

         2.   Deposits are placed into a depository account.

         3. Transfers funds from the depository account to one of the following, as appropriate:
              a.   General Account of Southland Life
              b.   Mutual Fund Custodian Account(s)
              c.   Disbursement Account of Southland Life and INGAE
              d.   Separate Account L1 of Southland Life

              Bank accounts and mutual fund accounts to be established by SLIC with appropriate signing and trading authorizations established for SLD personnel.

         4. Generates from the system daily cash journal summary reports and maintains detail of activity.

         5. Processes disbursement transactions for policyowner or beneficiary, surrenders, withdrawals, loans, and death claims.

         6. SLIC will maintain balances in the appropriate SLIC bank accounts necessary to meet administrative needs identified in the contract.

         7. SLIC will obtain the appropriate authorizations to allow SLD to transfer funds amongst SLIC accounts.

                                                                (April 12, 2000)
                                        3

         8. Reprocess dishonored items. Reverses associated transactions, prepares reports and communicates with policyowner.

E.       Accounting/Auditing

         1. Generates daily accounting extracts for policies maintained on the system.

         2. Generates accounting information necessary to post entries to ledgers.

         3. Retains systems generated reports in accordance with a set retention schedule mutually agreed upon and as required by regulatory authorities. Provides access to such reports for internal and external auditing.

         4. Determines the "Net Amount Available for Investment" in mutual fund and places fund purchase/redemption orders with the designated trading broker/dealer. Receives confirmation of mutual fund investments.

         5. Maintains an inventory of all mutual fund shares owned, including the date purchased and sold, cost, book value, gain, loss, and other relevant information.

         6. Reconciles inventory of mutual fund shares owned to reports of mutual fund shares owned supplied by mutual funds.

         7. Cooperates in annual audit of separate account financials conducted for purposes of financial statement certification and publication and accommodates SLIC or regulatory audits, as required.

F.       Pricing/Valuation

         1. SLD will generate separate account ledger activity associated with unit valuation. SLIC will specify the required accounting entries based on information regarding Unit Value. SLD will be updated with the calculated unit values.

         2.   Daily reconciliation of the Investment and Administrative systems.

G.       Contract Owner Service/Record Maintenance

         1. Receives and implements contract owner service requests including information requests, beneficiary changes, transfer of funds between eligible mutual funds, loan requests, payout or withdrawal requests, exchange of policies, and changes of any other information maintained on the system.

         2. Researches owner inquiries using data stored in the system or paper records.

                                                                (April 12, 2000)
                                        4

              Responds directly to any questions or inquiries.

         3. Generate daily journals confirming financial changes made to accounts.

         4. Address changes will be coordinated between SLIC and SLD. An interface between systems to coordinate Contract changes (name, address, beneficiary) will be developed if needed.

         5.   Process reinstatements.

         6.   Produces owner tax reporting.

H.       New Business

         1.   All new business services and follow-up as needed.

I.       Disbursement (Surrenders, Loans, Withdrawals)

         1. Receives requests for systematic, partial and full surrenders and loans from owners. Retains and accounts for any Contract administrative charges.

         2. Processes all surrender and loan requests against the Contract Owner files. Generates related separate account ledger accounting.

         3. Produce check production extract file for surrenders and loans and forwards checks to owners in accordance with applicable law. Check production will be through a SLD checkwriting system.

         4. Prepares and mails confirmation statements of disbursement transactions to owners.

         5.   Generate a report on surrenders and loans for SLIC.

         6. Reviews, causes to have printed, and maintains adequate supply of checks.

         7. Contacts policyowner regarding tax withholding procedures, if required.

         8.   Backup withholding will be coordinated between SLIC and SLD.

J.       Claims

         1. SLIC shall be notified immediately of requests for death claims received from owners or beneficiaries. In addition, any notification received by SLIC regarding a policy administered by SLD will be communicated immediately to SLD to

                                                                (April 12, 2000)
                                        5
              freeze the account.

         2. If multiple policies are involved, SLIC and SLD will coordinate sending claim forms.

         3. Respond to request from SLIC for disbursement of proceeds. Generate related separate account ledger accounting.

         4. Produce check production extract file for disbursements as directed by SLIC. Check production will be through a SLD checkwriting system.

         5. Make changes to owner and/or inured information as directed by SLIC where no payout is required.

         6.   Generate reports on death claims.

         7.   Claims examination will be done by SLD.

K.       Underwriting

         1.   All underwriting reviews and services as needed.

L.       Commissions

         1. Verifies license status of brokers/agents based on information supplied by SLIC.

         2. Produce detailed commission transactions for each policy financial transaction processed including premium application or reversal, cancellation, etc. for which a commission debit or credit is required.

         3. Prepares commission file for SLIC. SLIC is responsible for broker-dealer firms. Produce check for making all commission payments.

         4.   Creates tax reporting forms, if required.

M.       Proxy Processing

         1. Receives record date information from the underlying mutual funds. Receives proxy solicitation material from underlying mutual funds.

         2.   Prepares proxy cards, if applicable.

         3.   Mails solicitation and resolicitations, if necessary.


                                                                (April 12, 2000)
                                        6

         4.   Maintains all proxy registers and other required proxy material.

         5. Provide all necessary information for preparation of proxy cards, if applicable.

         6. Tabulates returned proxy cards and transmits results to underlying mutual funds.

N.       Periodic Reports and Prospectus Materials to Contract Owners

         1.   Prepares and mails statement of account to each Contract Owner.

         2. Inserts and mails prospectus materials, semi-annual and annual reports to Contract Owners, as required, both underlying mutual fund and Separate Account reports. Filing of prospectus materials and reports with NASD and SEC, as applicable, will be done by SLIC. Printing of all prospectus materials and reports will be done by SLIC.

O.       Regulatory/Statement Reports

         1. Prepares IRS reports as needed. Mails to owners and transmits to IRS.

P.       Actuarial, Finance and Management Reports.

         1.   Provides, on a set schedule, extracts listed below:
              a.   Reserve Extracts
              b.   Production Extracts
              c.   Premium Tax Extracts
              d.   Loan Extracts
              e.   Surrender Extracts
              f.   Claims Report
              g.   Intercompany billing and expense analysis


                                                                (April 12, 2000)
                                        7

                                    EXHIBIT C

                        SCHEDULE OF AUTHORIZED PERSONNEL

The following individuals are authorized by Southland Life Insurance Company to give instructions or direction to Security Life of Denver Insurance Company with respect to matters arising in connection with the servicing to be performed under this Agreement:

         James Livingston, Jr.
         Terry Morrison
         Mark Smith
         Pam Anson
         Gary Waggoner
         Anna Kautzman
         Jerry Cwiok

Exhibit C                                                       (April 12, 2000)

                                    EXHIBIT D

                                BACKUP PROCEDURES

Current backup practices and procedures are described herein and may be changed upon mutual agreement of Southland Life Insurance Company ("SLIC") and Security Life of Denver Insurance Company ("SLD").

         o Disaster recovery will be performed in accordance with the Security Life of Denver Insurance Company Business Continuity Plan
         o    Backup procedures used by SLD for SLIC business shall be:
         o    Full backups shall be performed nightly
              o    Daily backups shall be kept for five (5) weeks
              o    Weekly backups shall be kept indefinitely
              o    All backups shall be kept off-site


                                                                (April 12, 2000)